Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Second Quarter Earnings

HOUMA, La.--(BUSINESS WIRE)--July 23, 2009--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $4.0 million ($.28 diluted EPS) on revenue of $79.1 million for its second quarter ended June 30, 2009, compared to net income of $11.9 million ($.83 diluted EPS) on revenue of $117.9 million for the second quarter ended June 30, 2008. Net income for the six months ended June 30, 2009 was $10.2 million ($.71 diluted EPS) on revenue of $164.1 million, compared to the net income of $25.3 million ($1.77 diluted EPS) on revenue of $241.7 million for the six months ended June 30, 2008.

The company had a revenue backlog of $159.2 million and a labor backlog of approximately 1.8 million man-hours remaining to work, which consist of work remaining at June 30, 2009 and commitments received through July 24, 2009. In past quarters the Company included $147.7 million and 1.6 million man-hours in the backlog related to the MinDOC II project. Although not formally cancelled, due to current economic conditions, it is not likely the MinDOC II project will return to active status in the near future.

SELECTED BALANCE SHEET INFORMATION
(in thousands)
	June 30,	December 31,
	2009	2008
Cash, cash equivalents and short-term investments	$14,180	$13,839
Total current assets	108,273	136,380
Property, plant and equipment, at cost,net	203,137	204,695
Total assets	329,486	350,890
Total current liabilities	43,804	74,940
Debt	0	0
Shareholders' equity	263,137	254,207
Total liabilities and shareholders' equity	329,486	350,890

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, July 24, 2009, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended June 30, 2009. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.811.5441. A digital rebroadcast of the call is available two hours after the call and ending July 31, 2009 by dialing 1.888.203.1112, replay passcode: 9504438.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms TLPs, SPARs, FPSOs, MinDOCs); piles; wellhead protectors; subsea templates; various production, compressor and utility modules; offshore living quarters; brown water tow boats; tanks and barges. The Company also provides offshore interconnect pipe hook-up; inshore marine construction; manufacture and repair of pressure vessels; heavy lifts such as ship integration and TLP module integration; loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs , SPARs, or other similar cargo; onshore and offshore scaffolding; piping insulation services and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenue	$79,133	$117,924	$164,132	$241,652
Cost of revenue	70,795	97,863	144,035	198,397
Gross profit	8,338	20,061	20,097	43,255
General and administrative expenses	1,972	2,551	4,196	5,269
Operating income	6,366	17,510	15,901	37,986

Other income (expense):
Interest expense	(18)	(7)	(35)	(13)
Interest income	-	36	20	145
Other	2	5	2	(55)
	(16)	34	(13)	77

Income before income taxes	6,350	17,544	15,888	38,063

Income taxes	2,337	5,672	5,675	12,751

Net income	$4,013	$11,872	$10,213	$25,312

Per share data:
Basic earnings (loss) per share	$0.28	$0.83	$0.71	$1.78
Diluted earnings (loss) per share	$0.28	$0.83	$0.71	$1.77

Weighted-average shares	14,293	14,251	14,293	14,235
Effect of dilutive securities: employee stock options	39	78	24	65
Adjusted weighted-average shares	14,332	14,329	14,317	14,300

Depreciation and amortization included in expense above	$4,580	$4,254	$9,097	$8,430

Cash dividend declared per common share	$0.01	$0.10	$0.11	$0.20

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Robin A. Seibert, 985-872-2100
Chief Financial Officer